EXHIBIT 99.1

Global Geophysical Services, Inc. Files Shelf Registration on Form S-3

HOUSTON, Nov. 18, 2013 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. ("Global" or the "Company") (NYSE:GGS) today announced that it has filed a shelf registration statement on Form S-3 with the United States Securities and Exchange Commission ("SEC"). Following its effectiveness, the shelf registration statement would allow Global to offer and sell, from time to time, up to $300 million of common stock, preferred stock, depositary shares representing interests in preferred stock, and warrants or any combination thereof at prices, and on terms to be announced when, and if, the securities are offered.

The shelf registration statement has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the shelf registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall any sale of securities be consummated in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such jurisdiction. Any offering of the securities covered by the shelf registration statement will be made solely by means of a prospectus and an accompanying prospectus supplement related to that offering.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of geoscience and engineering solutions to the global oil and gas industry including high-resolution, Reservoir GradeSM seismic data acquisition, AutoSeis® autonomous nodal recording technology, microseismic monitoring, seismic data processing, multi-client data products and interpretation services focused on unconventional consulting.

CONTACT: Sean M. Gore
         V.P. Corporate Development
         13927 South Gessner Road
         Missouri City, TX 77489

         ir@globalgeophysical.com

         Phone:  (713) 808-1750
         Fax:    (713) 972-1008

         www.globalgeophysical.com